AMENDED AND RESTATED CERTIFICATE OF FORMATION

                                 OF

                 FIRST DEFINED PORTFOLIO FUND, LLC

          This Amended and Restated Certificate of Formation of FIRST DEFINED PORTFOLIO FUND, LLC (the "LLC"), dated September __, 1999, has been duly executed and is being filed by W. Scott Jardine, as an authorized person, in accordance with the provisions of 6 Del. C.
Section 18-208, for purposes of amending and otherwise restating the original Certificate of Formation of the LLC, which was filed on January 8, 1999 with the Secretary of State of the State of Delaware (the "Original Certificate") under the name of First Defined Portfolio Management Fund LLC to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. Section 18-101, et seq.). On June 8, 1999, the Original Certificate was amended by the filing of a Certificate of Amendment to the Original Certificate (as so amended, the "Certificate").

          The Certificate is hereby amended and restated in its entirety to read as follows:

FIRST:    The name of the LLC formed hereby is:

               First Defined Portfolio Fund, LLC

SECOND:   The address of the registered office of the LLC in the State of Delaware is:

               1013 Centre Road, Wilmington, Delaware  19805

THIRD:    The name and address of the registered agent for service of process on the LLC in the State of Delaware are:

               Corporation Service Company
               1013 Centre Road

               Wilmington, Delaware  19805

FOURTH:   Pursuant to Section 18-215 of the Act, notice is hereby given that the LLC has

series and that to the extent set forth in the Limited Liability Company Agreement of the LLC, as amended and restated from time to time, the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable only against the assets of such series.

          IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first above written.

                              /s/ W. Scott Jardine
                              ____________________
                              W. Scott Jardine
                              Authorized Person